Exhibit 107

Calculation of Filing Fee Tables

424H
(Form Type)

Morgan Stanley Capital I Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Mortgage Backed Securities	BANK5 2023-5YR2, Commercial Mortgage Pass-Through Certificates, Series 2023-5YR2	457(s)	$573,178,000	100%	$573,178,000	0.00011020	$63,164.22
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$573,178,000		$63,164.22
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$63,164.22
(1)	For purposes of calculating the amount registered, it is assumed that the aggregate initial certificate balance of the Class A-2-1 and Class A-3 trust components will be $443,623,000, and the initial certificate balance of the Class A-2-2 certificates will be $0.
(2)	Estimated solely for the purpose of calculating the registration fee.